Exhibit 99.1

                          [LOGO OF GENTEX CORPORATION]

CONTACT:    Connie Hamblin                         RELEASE:  April 20, 2006
            (616) 772-1800

                      GENTEX REPORTS FIRST QUARTER RESULTS

         ZEELAND, Michigan, April 20, 2006 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported financial results for the first quarter ended March 31, 2006. The Company also announced that it repurchased approximately 2.8 million shares during the first quarter of 2006 under a previously authorized share repurchase plan.

         The Company's net sales increased by nine percent from $127.6 million in the first quarter of 2005 to a record $139.0 million in the first quarter of 2006. First quarter net income increased by two percent to $26.4 million compared with $25.9 million in the first quarter last year. Earnings per diluted share were 17 cents in the first quarter of 2006 compared with 17 cents in the first quarter of 2005.

         "We are pleased to report solid financial results in what continues to be a very challenging automotive industry environment," said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.

         For the first quarter of 2006, the Company's Statements of Income reflected stock option expense for the first time. Excluding the impact of stock option expensing, the Company's net income would have increased by five percent to $27.3 million, and earnings per diluted share would have been 18 cents, for the first quarter of 2006. Stock option expense had previously not impacted the Company's income statement but had been disclosed in a footnote to the financial statements.

         "Stock option expensing negatively impacted our earnings per share by about one cent during the first quarter of 2006, and our expectation is that it will have a similar effect in each quarter for the rest of this calendar year," said Gentex Senior Vice President and Chief Financial Officer Enoch Jen.

         Jen said that the Company chose to include non-GAAP (generally accepted accounting principles) earnings in an effort to provide clearer information to investors who will compare certain 2006 first quarter line items including stock option expenses to those same line items in 2005, when stock option expense was not reflected in the Company's financial statements. He said that providing the non-GAAP information should present a clearer picture of the Company's operating performance on a comparative year-over-year basis.

         The Company also reported that it repurchased approximately 2,804,000 shares during the first quarter of 2006 at a cost of approximately $47.1 million. The Company has a share repurchase plan in place with authorization to repurchase up to 8 million shares of the Company's stock. To date, including the prior share repurchases in 2003 and 2005, the Company has repurchased approximately 5,130,000 shares, leaving approximately 2,870,000 shares authorized to be repurchased under the plan.

         "While our unit shipment growth was higher than we had forecasted for the quarter, the average selling price of our auto-dimming mirrors was lower than expected due to product mix," said Jen. "We shipped more base feature mirrors to certain European and Asian customers during the quarter than we had forecasted. In addition, a high-volume, advanced-feature mirror program for a number of models at a European customer has been delayed until the third quarter, and we will continue to ship base mirror sub-assemblies for those models until the new contented mirror programs begin to ramp up."

         During the first quarter ended March 31, 2006, the Company's gross margin declined on both a year-over-year and sequential basis, primarily due to customer price reductions and higher fixed overhead expense.

          "In summary, with the lower sales dollars associated with mirror unit shipments, we were not able to spread our fixed overhead costs over a higher revenue base," said Jen. "We continue to hope that we'll be able to leverage our fixed manufacturing overhead costs beginning in the second half of this year. We currently expect unit shipment growth in the second quarter of approximately ten percent compared to the second quarter of 2005, and a similar rate of growth for all of calendar year 2006."

         Jen said that there continues to be a great deal of uncertainty in the automotive industry, making it more difficult for companies to accurately make unit sales forecasts. In addition, higher interest rates and oil prices are impacting the sales of vehicles, especially in the large truck/SUV segment, which is a vehicle segment for which the Company has historically shipped highly contented interior mirrors in relatively high volumes.

         The unit shipment estimates provided by the Company for the 2006 second quarter and calendar year are based on the flat to slightly increased light vehicle production forecasts of CSM Worldwide for North America, Europe, Japan and Korea.

         Automotive revenues increased by nine percent to $133.2 million in the first quarter of 2006 compared with the same period last year. Fire Protection revenues increased two percent to $5.8 million for the first quarter of 2006 compared with the first quarter of 2005.

         Total auto-dimming mirror unit shipments in the first quarter were approximately 3.4 million, a 12 percent increase over the same period last year.

         Auto-dimming mirror unit shipments to customers in North America increased by seven percent to approximately 1.6 million in the first quarter of 2006 compared with the same quarter last year. North American light vehicle production increased by five percent in the first quarter of 2006 compared with the same period in 2005.

         Unit shipments to offshore customers increased by 16 percent to approximately 1.8 million in the first quarter of 2006 compared with the same period in 2005. The growth in offshore unit shipments is primarily attributable to increased vehicle penetration in Europe. Light vehicle production in Europe increased by three percent in the first quarter of 2006 and by four percent for Japan and Korea in that same period, compared with the same prior year periods.

Non-GAAP Financial Measure
--------------------------

         The financial information provided, including earnings, is in accordance with GAAP. Still, the Company believes it is useful to provide non-GAAP earnings to exclude the effect of FAS 123(R). This non-GAAP financial measure allows investors to evaluate current performance in relation to historic performance without considering this non-cash charge.

         The Company's management uses this non-GAAP information internally to help assess performance in the current period versus prior periods. Disclosure of non-GAAP earnings to exclude the effect of FAS 123(R) has economic substance because the excluded expenses do not represent current or future cash expenditures.

         A reconciliation of non-GAAP earnings, to exclude the effect of FAS 123(R), to GAAP earnings can be found in the attached financial table. The use of non-GAAP earnings is intended to supplement, not to replace, presentation of GAAP earnings. Like all non-GAAP financial measures, non-GAAP earnings are subject to inherent limitations because all of the expenses required by GAAP are not included. The limitations are compensated by the fact that non-GAAP earnings are not relied on exclusively, but are used to simply supplement GAAP earnings.

Safe Harbor Statement
---------------------

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expenses on earnings, the ability to leverage fixed manufacturing overhead costs, unit shipment growth rates and the Company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in international markets, the pace of automotive production worldwide, the types of products purchased by customers, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of newly introduced products (e.g. SmartBeam), and other risks identified in the Company's filings with the Securities and Exchange Commission. Therefore actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

First Quarter Conference Call
-----------------------------

         A conference call related to this news release will be simulcast live on the Internet beginning at 11 a.m. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company
-----------------

         Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                          (unaudited)
                                                      Three Months Ended
                                                           March 31,
                                                -------------------------------
                                                     2006             2005        % Change
                                                --------------   --------------   --------
Net Sales                                       $  139,020,593   $  127,641,720        8.9%

Costs and Expenses
  Cost of Goods Sold                                90,787,885       79,588,903       14.1%
  Engineering, Research & Development               10,159,168        7,977,385       27.3%
  Selling, General & Administrative                  7,791,068        6,839,831       13.9%
  Other Expense (Income)                            (7,988,411)      (4,623,369)      72.8%
                                                --------------   --------------
Total Costs and Expenses                           100,749,710       89,782,750       12.2%
                                                --------------   --------------

Income Before Provision
  for Income Taxes                                  38,270,883       37,858,970        1.1%

Provision for Income Taxes                          11,899,826       11,926,000       -0.2%
                                                --------------   --------------
Net Income                                      $   26,371,057   $   25,932,970        1.7%
                                                ==============   ==============

Earnings Per Share
  Basic                                         $         0.17   $         0.17
  Diluted                                       $         0.17   $         0.17
Weighted Average Shares:
  Basic                                            154,223,254      155,215,506
  Diluted                                          155,751,925      156,713,620

Cash Dividends Declared per Share               $         0.09   $        0.085

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                 (unaudited)
                                                  March 31,        Dec 31,
                                                    2006            2005
                                                -------------   -------------
ASSETS
Cash and Short-Term Investments                 $ 479,354,703   $ 507,013,621
Other Current Assets                              120,816,161     111,973,906
                                                -------------   -------------

Total Current Assets                              600,170,864     618,987,527

Plant and Equipment - Net                         170,335,847     164,030,341
Long-Term Investments and Other Assets            144,502,381     139,627,934
                                                -------------   -------------
Total Assets                                    $ 915,009,092   $ 922,645,802
                                                =============   =============

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                             $  72,988,314   $  58,088,259
Long-Term Debt                                              0               0
Deferred Income Taxes                              23,855,817      22,962,168
Shareholders' Investment                          818,164,961     841,595,375
                                                -------------   -------------
Total Liabilities & Shareholders' Investment    $ 915,009,092   $ 922,645,802
                                                =============   =============

                               GENTEX CORPORATION
                       STATEMENTS OF INCOME RECONCILIATION
                          NON-GAAP MEASUREMENT TO GAAP

                                                              (unaudited)
                                                   Three Months Ended March 31, 2006
                                             ---------------------------------------------
                                                                               (Non-GAAP                       GAAP      Non-GAAP
                                                                               Excluding                       2006        2006
                                                                                 Stock        (unaudited)       vs.         vs.
                                                             Stock Option       Option       Quarter Ended     2005        2005
                                                 GAAP           Expense         Expense)       3/31/2005     % Change    % Change
                                             -------------   -------------   -------------   -------------   --------    --------
Net sales                                    $ 139,020,593   $           0   $ 139,020,593   $ 127,641,720        8.9%        8.9%

Costs and Expenses
   Costs of Goods Sold                          90,787,885        (542,254)     90,245,631      79,588,903       14.1%       13.4%
   Engineering, Research & Development          10,159,168        (657,710)      9,501,458       7,977,385       27.3%       19.1%
   Selling, General & Administrative             7,791,068        (520,131)      7,270,937       6,839,831       13.9%        6.3%
   Other Expense (Income)                       (7,988,411)              0      (7,988,411)     (4,623,369)      72.8%       72.8%
                                             -------------   -------------   -------------   -------------
Total Costs and Expenses                       100,749,710      (1,720,095)     99,029,615      89,782,750       12.2%       10.3%
                                             -------------   -------------   -------------   -------------

Income Before Provision for Income Taxes        38,270,883       1,720,095      39,990,978      37,858,970        1.1%        5.6%

Provision for Income Taxes                      11,899,826         797,174      12,697,000      11,926,000       -0.2%        6.5%
                                             -------------   -------------   -------------   -------------
Net Income                                   $  26,371,057   $     922,921   $  27,293,978   $  25,932,970        1.7%        5.2%
                                             =============   =============   =============   =============

Earnings Per Share:
   Basic                                     $        0.17   $        0.01   $        0.18   $        0.17
   Diluted                                   $        0.17   $        0.01   $        0.18   $        0.17
Weighted Average Shares:
   Basic                                       154,223,254     154,223,254     154,223,254     155,215,506
   Diluted                                     155,751,925     155,751,925     155,751,925     156,713,620

                          [LOGO OF GENTEX CORPORATION]

                       AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                   (Thousands)

                                     FIRST QUARTER
                                     ENDED MARCH 31,
                                 -----------------------
                                    2006         2005       % CHANGE
                                 ----------   ----------   ----------
Domestic Interior                     1,106        1,041            6%
Domestic Exterior                       478          434           10%
Total Domestic Units                  1,583        1,474            7%

Foreign Interior                      1,266        1,140           11%
Foreign Exterior                        543          416           30%
Total Foreign Units                   1,809        1,556           16%


Total Interior Mirrors                2,372        2,180            9%
Total Exterior Mirrors                1,020          850           20%
Total Mirror Units                    3,392        3,030           12%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.

END OF FILING